Exhibit 10.70

WAIVER AND FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS WAIVER AND FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of April 8, 2014 (this “Fourth Amendment”), is entered into by and among KID BRANDS, INC., a New Jersey corporation (the “Lead Borrower”), the Persons named on Schedule 1.01 to the Credit Agreement referred to below (collectively, together with the Lead Borrower, the “Borrowers”), the Persons named on Schedule 1.02 to the Credit Agreement referred to below (collectively, the “Guarantors”), each lender party hereto (collectively, the “Lenders” and individually, a “Lender”), and SALUS CAPITAL PARTNERS, LLC, as Administrative Agent and Collateral Agent (in such capacities, the “Agent”).

RECITALS

A. The Borrowers, the Lenders and the Agent are party to that certain Credit Agreement dated as of December 21, 2012, as amended pursuant to that certain First Amendment to Credit Agreement dated as of April 16, 2013, as further amended pursuant to that certain Second Amendment to Credit Agreement dated as of May 16, 2013, as further amended pursuant to that certain Third Amendment to Credit Agreement dated as of November 14, 2013, and those certain letter agreements dated as of August 13, 2013, September 12, 2013, September 19, 2013, October 3, 2013 and December 16, 2013 (as further amended, supplemented, modified and in effect from time to time, the “Credit Agreement”), pursuant to which the Lenders agreed, subject to the terms and conditions set forth therein, to make certain loans and provide other financial accommodations to the Borrowers. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

B. The Borrowers have requested that Agent and Lenders agree to provide the waivers contemplated hereby and amend certain provisions of the Loan Documents, and Agent and Lenders are willing to do so, but only to the extent, and on the terms and conditions, expressly set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, and to induce the Agent and Lenders to enter into this Fourth Amendment, the Borrowers, Agent and Lenders hereby agree as follows:

1. ACKNOWLEDGEMENT OF EXISTING EVENTS OF DEFAULT; ACKNOWLEDGEMENT OF OUTSTANDING OBLIGATIONS.

(a) Each Borrower acknowledges and agrees that the Existing Events of Default (as defined in Section 3 below) have occurred and continue to exist as of the date of this Fourth Amendment.

(b) Each Borrower acknowledges and agrees that, as of April 8, 2014, the Borrowers are indebted, jointly and severally, (i) to the Tranche A Lenders for the Tranche A Loans in an aggregate outstanding principal amount equal to $33,480,030 plus accrued and unpaid interest thereon, as provided in the Credit Agreement and the other Loan Documents, (ii) to Tranche A-1 Lenders for the Tranche A-1 Loans in an aggregate outstanding stated amount equal to $15,680,075 plus accrued and unpaid interest thereon, as provided in the Credit Agreement and the other Loan Documents, and (iii) for accrued and unpaid fees and expenses of Agent and Lenders (and any other amounts due under the Credit Agreement and the other Loan Documents, including but not limited to reasonable fees and disbursements of counsel).

2. RATIFICATION AND REAFFIRMATION OF OBLIGATIONS AND LIENS.

(a) Each Borrower hereby ratifies and reaffirms the validity and enforceability of all of the Obligations and of the Credit Agreement and the other Loan Documents, and agrees that its obligations under the Credit Agreement, the other Loan Documents and this Fourth Amendment are its legal, valid and binding obligations enforceable against it in accordance with the respective terms thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Each Borrower further acknowledges and agrees that it has no defense (whether legal or equitable), set-off or counterclaim to the payment or performance of the Obligations in accordance with the terms of the Credit Agreement and the other Loan Documents.

(b) Each Borrower hereby ratifies and reaffirms all of the liens and security interests heretofore granted pursuant to the Credit Agreement and the other Loan Documents as collateral security for the indebtedness incurred pursuant to the Credit Agreement and the other Loan Documents (except for any liens and security interests which were released by the Agent prior to the date hereof), and acknowledges that all of such liens and security interests, and all collateral heretofore pledged as security for such indebtedness, continues to be and remains collateral for such indebtedness from and after the date hereof.

3. AGENT’S AND LENDERS’ AGREEMENT TO WAIVE EXISTING EVENTS OF DEFAULT.

The Borrowers, Agent and Lenders acknowledge and agree that (i) the Borrowers have failed to comply with the financial covenant described in Section 7.15(a) of the Credit Agreement for the Fiscal Months ending on February 28, 2014 and March 31, 2014, and the financial covenant described in Section 7.15(b) of the Credit Agreement for the Fiscal Month ending on March 31, 2014, and the Borrowers have advised the Agent and Lenders that they may fail to comply with each of such covenants for the Fiscal Month ending on April 30, 2014, (ii) the common stock of the Lead Borrower has ceased to be listed and traded on a national stock exchange, which constitutes a Change of Control pursuant to clause (c) of the definition of Change of Control, (iii) the Borrowers have failed to deliver on or before ninety (90) days after end of the Fiscal Year of the Lead Borrower ended on December 31, 2013 in accordance with Section 6.01(a) of the Credit Agreement, consolidated financial statements of the Lead Borrower and its Subsidiaries, (iv) the Borrowers have advised the Agent and Lenders that the Borrowers anticipate that they will determine that there is substantial doubt about the Company’s ability to continue as a going concern, which will be disclosed in the consolidated financial statements of the Lead Borrower and its Subsidiaries with respect to the year ended December 31, 2013, when issued, and the report and opinion of its Registered Public Accounting Firm is anticipated to contain a related explanatory paragraph, and such failures constitute (or may constitute) Events of Default pursuant to Sections 8.01(b), 8.01(g) and 8.01(k) of the Credit Agreement and (v) the Borrowers have determined that an Internal Control Event exists or may exist with respect to the year ended December 31, 2013 soley due to significant deficiencies and material weaknesses in the Borrowers’ internal controls. (collectively, the “Existing Events of Default”). The information in clause (iv) above could in turn create violations of Sections 4.02(d), 5.05(c), 5.05(d), 5.07, 5.20, 5.24, 6.04, or 8.01(g) of the Credit Agreement (collectively, the “Potential Events”). For the avoidance of doubt, the Potential Events relate solely to the information provided in clauses (iv) and (v) above. Subject to the satisfaction of the conditions to the effectiveness of this Fourth Amendment provided in Section 6 below, Agent and the Required Lenders hereby waive each Existing Event of Default and any Event of Default or failure of any condition to lending arising from the occurrence of any Potential Events or from the breach of Sections 5.07, 5.24, 6.04, 6.19 and 8.01(n) of the Credit Agreement as a result of the failure of the Borrowers to make a payment under a material license and the receipt by the Borrowers of a related notice of breach dated April 4, 2014 (the “Licensor Event”), provided that the waiver by Required Lenders pursuant to this Section 3 shall not be deemed to be a waiver of any other breaches or defaults, now or in the future, of any of the terms or conditions of the Credit Agreement or the other Loan Documents.

4. LIMITED AGREEMENT. Agent’s and Required Lenders’ agreement to waive the Existing Events of Default and any Event of Default or failure of any condition to lending arising from the occurrence of any Potential Events or the Licensor Event shall be limited precisely as written and shall not be deemed to be (a) an amendment or waiver of any other Default or Event of Default, now existing or hereafter arising, or any other term or condition of the Credit Agreement and the other Loan Documents, to prejudice any right or remedy which Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement and the other Loan Documents or otherwise or (b) a consent to any future agreement or waiver.

5. AMENDMENTS TO CREDIT AGREEMENT.

(a) Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended by adding the following defined terms in the appropriate alphabetical order:

“Board Representative” shall have the meaning provided in Section 6.23.

“Collateral Coverage Ratio” shall mean, on any date of determination, (a) the sum of (i) the Appraised Value of Eligible Inventory, plus (ii) the net orderly liquidation value of Eligible Intellectual Property, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent, plus (iii) the face amount of Eligible Trade Receivables, minus (iv) Reserves, minus (v) the Availability Block, to (b) Total Outstandings.

“Fourth Amendment” means the Fourth Amendment to Credit Agreement dated as of the Fourth Amendment Effective Date among the Borrowers, the Guarantors, the Agent and the Lenders party thereto.

“Fourth Amendment Effective Date” means as of April 1, 2014.

“Interim Period” means the period commencing on the Fourth Amendment Effective Date and ending four (4) months after the Fourth Amendment Effective Date.

(b) Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended by deleting the definitions of “Applicable Margin”, “Availability Block”, clause (a) of “Eligible In-Transit Inventory”, “Fee Letter” and “Loan Documents” appearing therein and inserting in lieu thereof the amended definitions set forth below:

“Applicable Margin” means, commencing on April 1, 2014 (i) with respect to Tranche A Loans, 6% per annum and (ii) with respect to Tranche A-1 Loans, 13.25% per annum.

“Availability Block” means, (i) during the Interim Period, an amount equal to $3,500,000 or, if an Event of Default exists, such other amount established by the Agent and (ii) at all other times, an amount equal to $4,000,000 or, if an Event of Default exists, such other amount established by the Agent.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a) which has been shipped from a foreign location for receipt by a Borrower, but which has not yet been delivered to such Borrower, which In-Transit Inventory has been in transit for (i) during the Interim Period, sixty-five (65) days or less from the date of shipment of such Inventory, and (ii) at all other times, forty-two (42) days or less from the date of shipment of such Inventory;

“Fee Letter” means the fourth amended and restated fee letter, dated as of April 8, 2014, among the Lead Borrower and the Agent.

“Loan Documents” means this Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Security Documents, each Facility Guaranty and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank Products provided by the Agent or any of its Affiliates, each as amended and in effect from time to time.

(c) Section 4.02 (Conditions to All Credit Extensions) of the Credit Agreement hereby is amended by inserting the following proviso at the end of subsection (a):

“provided, however, that the representation and warranty contained in Section 5.07 of the Credit Agreement, shall not include the Existing Events of Default;”

(d) Section 4.02 (Conditions to All Credit Extensions) of the Credit Agreement hereby is amended by deleting subsection (b) appearing therein and inserting in lieu thereof the following:

“(b) No Default or Event of Default (except for the Existing Events of Default) shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;”

(e) Article VI (Affirmative Covenants) of the Credit Agreement hereby is amended by adding the following Section 6.23 at the end thereof:

“6.23 Board Observation Right. The Lead Borrower shall allow one representative designated by the Agent and reasonably acceptable to the Lead Borrower (the “Board Representative”) to attend and participate in meetings of the board of directors of the Lead Borrower in a non-voting capacity. The Lead Borrower shall (i) give the Agent notice of all such meetings, at the same time as furnished to the other invitees, (ii) provide to the Board Representative all notices, documents and information furnished to the other invitees, whether at or in anticipation of a meeting, at the same time furnished to such invitees, (iii) provide the Board Representative copies of the final approved minutes of all such meetings at the time such minutes are furnished to the attendees of such meeting (if any) and (iv) reimburse the Agent for all reasonable fees and all out of pocket expenses related to the foregoing for the Board Representative. The Board Representative shall be permitted during the period prior to the meeting to contact the Lead Borrower’s Chief Executive Officer or Chief Operating Officer and discuss the pending actions to be taken, and the Board Representative shall not discuss the pending actions to be taken with any other invitees without prior authorization from the Chief Executive Officer or Chief Operating Officer. Notwithstanding the foregoing, a Board Representative may be excused by the Lead Borrower’s board from attending any portion of a board meeting and certain materials that would otherwise be required to be furnished to the Board Representative hereunder (including minutes) may be withheld or redacted from distribution under this Section to the extent that (i) such attendance or disclosure would jeopardize such Loan Party’s ability to assert the attorney-client privilege with respect to matters discussed or disclosed, (ii) such attendance or disclosure would cause any Borrower to breach an agreement or duty of confidentiality to any third party, provided, however, that such agreement or duty of confidentiality must have existed or been negotiated in good faith by the Loan Parties and not in order to exclude or limit the Board Representative, (iii) such attendance or disclosure would create a conflict of interest with any Borrower, and the Lead Borrower has provided to the Agent a reasonably detailed description of why it believes such conflict of interest exists, (iv) matters discussed or disclosed relate to a matter involving a conflict of interest with the Agent or their Board Representative, or (v) matters discussed or disclosed materially relate to the Credit Agreement, the Agent or any Lender, in each case as determined by the Lead Borrower’s board in good faith. With respect to the Board Representative’s attendance at any board meeting, or obtaining any materials of such meetings (including minutes), the Board Representative shall be bound by the same duties of confidentiality as if such Board Representative were a member of the Lead Borrower’s board of directors (but for the avoidance of doubt, such duties shall not prohibit the Board Representative from sharing any information or materials with the Agent or the Lenders, provided that the Agent and the Lenders shall treat such information or materials as being subject to the confidentiality provisions in the Loan Documents).”

(f) Section 7.15 (Business Plan Covenants) of the Credit Agreement hereby is amended by deleting such Section in its entirety and replacing it with the following:

“7.15 Business Plan Covenants.

(a) Permit the average daily Availability for any Fiscal Month, commencing with the Fiscal Month ending on August 31, 2014 and for all Fiscal Months thereafter, calculated under, or in accordance with, the Agent’s loan accounting system, to be more than fifteen percent (15%) less than the Availability projected for the last day of such Fiscal Month (tested on the last day of such month) in the Business Plan most recently delivered to the Agent (as set forth in paragraph (c) below).

(b) Permit gross sales for the trailing three-month period, calculated as of the last day of each Fiscal Month, commencing with the Fiscal Month ending on August 31, 2014 and for all Fiscal Months thereafter, to be more than fifteen percent (15%) less than the gross sales projected for such trailing three-month period ending as of the end of each such Fiscal Month in the most recently delivered Business Plan (as set forth in paragraph (c) below).

(c) For the avoidance of doubt, with respect to all covenant testing periods in 2014, the projections included in the 2014 Business Plan delivered to the Agent pursuant to Section 6.02(n) shall be used to determine covenant compliance for such testing periods, and for testing periods beyond 2014, the projections included in the Business Plan most recently delivered to the Agent pursuant to Section 6.01(d) for such periods shall be used to determine compliance for such testing periods.

(d) Permit the Collateral Coverage Ratio for the trailing 30 day average, to be less than 1.0 : 1.0. This covenant shall be tested monthly, commencing as of the last day of the Fiscal Month in which the Fourth Amendment Effective Date occurs and as of the last day of each Fiscal Month thereafter.”

6. CONDITIONS TO EFFECTIVENESS. This Fourth Amendment shall become effective only upon the satisfaction of all of the following conditions precedent:

(a) On or prior to April 8, 2014:

(i) Borrowers shall have paid in full the fees and expenses of Choate, Hall & Stewart LLP, counsel to Agent, incurred in connection with and through the date of this Fourth Amendment; and

(ii) Borrowers shall have delivered to Agent an executed copy of this Fourth Amendment; and

(b) Agent and Lenders shall have executed a copy of this Fourth Amendment.

7. REPRESENTATIONS AND WARRANTIES. Each Borrower represents, warrants and covenants that:

(a) The execution, delivery and performance of this Fourth Amendment, the Credit Agreement and the other Loan Documents, and the transactions contemplated hereunder and thereunder, are all within such Loan Party’s powers, have been duly authorized and do not and will not (i) contravene the terms of such Loan Party’s Organization Documents; (ii) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (A) any Material Contract or any Material Indebtedness to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (iii) violate any Laws;

(b) Except for the Existing Events of Default and the Potential Events, no event or circumstance has occurred and is continuing that constitutes a Default or an Event of Default;

(c) Except as a result of the Existing Events of Default, Potential Events and the Licensor Event, the representations and warranties contained in the Credit Agreement and the other Loan Documents were true and correct in all material respects as of the date made and, except to the extent that such representations and warranties relate expressly to an earlier date, remain true and correct in all material respects as of the date hereof (provided, that in the case of any representation and warranty qualified by materiality, such representation and warranty shall be true and correct in all respects (after giving effect to such materiality qualification));

(d) Such Loan Party has read and fully understands each of the terms and conditions of this Fourth Amendment and is entering into this Fourth Amendment freely and voluntarily, without duress, after having had an opportunity for consultation with independent counsel of its own selection and not in reliance upon any representations, warranties or agreements made by the Agent or any Lender and not set forth in this Amendment; and

(e) All other information delivered by Borrowers to Agent and Lenders is true and correct in all material respects.

8. NOTICE. All notices, requests and demands to or upon the respective parties hereto shall be in writing and made to Agent, Lenders or Borrowers at their respective addresses set forth below, or to such other address as any party may designate by written notice to the others in accordance with this provision, and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, four (4) days after mailing.

(A) If to Agent at:

Salus Capital Partners, LLC

197 First Avenue, Suite 250

Needham, MA 02494

Attentionn: Matthew T. O’Rourke

Telephone: (617) 420-2672

Facsimile: (781) 459-0058

Email: morourke@saluscapital.com

With a copy to:

Choate, Hall & Stewart, LLP

Two International Place

Boston, Massachusetts 02110

Attention: John F. Ventola

Telephone: (617) 248-5085

Facsimile: (617) 502-5085

Email: jventola@choate.com

(B) If to any Loan Party:

Attn: Kerry Carr

c/o Kid Brands, Inc.

One Meadowlands Plaza, 8th Floor

East Rutherford, NJ 07073

Fax Number: 201-405-7377

Email: kcarr@kidbrands.com

Telephone Number: [201-405-7326]

With a copy to:

Attn: Sheryl Gittlitz

Kaye Scholer LLP

425 Park Avenue

New York, NY 10022-3598

Fax Number: 212-836-6506

Email: sheryl.gittlitz@kayescholer.com

Telephone Number: 212-836-8119

9. RIGHTS OF AGENT AND LENDERS IN BANKRUPTCY; TOLLING OF CERTAIN TIME-RELATED DEFENSES.

(a) Each Borrower hereby admits, acknowledges and agrees that Agent’s and Lenders’ entry into, and covenants to perform in accordance with, this Fourth Amendment and Agent’s and Lenders’ consummation of the transactions contemplated hereby, constitute “new value” and “reasonably equivalent value,” as those terms are used in Section 547 and 548 of Title 11 of the United States Code (the “Bankruptcy Code”), received by Borrowers as of the effective date of this Fourth Amendment in contemporaneous exchange for Borrowers’ entry into, and covenants to perform in accordance with, this Fourth Amendment, and Borrowers’ consummation of the transactions contemplated hereby.

(b) Each Borrower acknowledges and agrees that all time-related defenses, such as statutes of limitations, doctrines of estoppel, doctrines of laches or any other rules of law or equity of similar nature, are hereby tolled with respect to all rights, claims and causes of action of any kind whatsoever that Agent and Lenders may have against Borrowers under the Credit Agreement and the other Loan Documents as of the Fourth Amendment Effective Date through and including the date which is sixty (60) days after the Fourth Amendment Effective Date. Each Borrower hereby waives all such time-related defenses to the extent such defenses are hereby tolled.

10. COSTS AND EXPENSES. Upon demand, Borrowers shall reimburse Agent and Lenders directly for all costs and expenses incurred by Agent and Lenders in connection with this Fourth Amendment and the transactions contemplated hereby (including, without limitation, Agent’s and Lenders’ reasonable attorneys’ fees and expenses).

11. FULL FORCE AND EFFECT; ENTIRE AGREEMENT. Except to the extent expressly provided in this Fourth Amendment, the terms and conditions of the Credit Agreement and each other Loan Document shall remain in full force and effect. This Fourth Amendment, the Credit Agreement and the other Loan Documents constitute and contain the entire agreement of the parties hereto and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

12. RELEASE.

(a) Except with respect to the matters, rights and obligations specified in Section 12(b) below, each Borrower hereby releases and forever discharges the Agent and Lenders and their respective parents, subsidiaries and affiliates, past or present, and each of them, as well as their respective directors, officers, agents, servants, employees, shareholders, representatives, attorneys, administrators, executors, heirs, assigns, predecessors and successors in interest, and all other persons, firms or corporations with whom any of the former have been, are now, or may hereafter be affiliated, and each of them (collectively, the “Releasees”), from and against any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action in law or equity, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, fixed or contingent, suspected or unsuspected by such Borrower, and whether concealed or hidden (collectively, “Claims”), which such Borrower now owns or holds or has at any time heretofore owned or held, which are based upon or arise out of or in connection with any matter, cause or thing existing at any time prior to the date hereof or anything done, omitted or suffered to be done or omitted at any time prior to the date hereof in connection with the Credit Agreement or the other Loan Documents (collectively the “Released Matters”).

(b) It is expressly understood and agreed that it is the intent of Borrowers to forever release claims against Releasees arising out of the Released Matters, but that nothing herein shall affect the obligations of Agent and Lenders arising subsequent to the date hereof, including, but not limited to, compliance subsequent to the date hereof with all terms and conditions of this Fourth Amendment, the Credit Agreement and the other Loan Documents.

(c) Each Borrower represents, warrants and agrees that in executing and entering into this release, it is not relying and has not relied upon any representation, promise or statement made by anyone which is not recited, contained or embodied in this Fourth Amendment, the Credit Agreement or the other Loan Documents. Each Borrower has reviewed this release with such Borrower’s legal counsel, and understands and acknowledges the significance and consequence of this release and of the specific waivers contained herein. Each Borrower understands and expressly assumes the risk that any fact not recited, contained or embodied therein may turn out hereafter to be other than, different from, or contrary to the facts now known to such Borrower or believed by such Borrower to be true. Nevertheless, each Borrower intends by this release to release fully, finally and forever all Released Matters and agrees that this release shall be effective in all respects notwithstanding any such difference in facts, and shall not be subject to termination, modification or rescission by reason of any such difference in facts.

13. COUNTERPARTS; EFFECTIVENESS. This Fourth Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

14. NO THIRD PARTIES BENEFITED. This Fourth Amendment is made and entered into for the sole benefit of the Borrowers, the Guarantors, the Agent and the Lenders, and their permitted successors and assigns, and except as otherwise expressly provided in this Fourth Amendment, no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Fourth Amendment.

(a) GOVERNING LAW. THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

15. SEVERABILITY. In case any provision in or obligation under this Fourth Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Fourth Amendment to be executed and delivered by its duly authorized officer as of the date first written above.

KID BRANDS, INC., as the Lead Borrower

By:	/s/ Jodie Simon Friedman
Name:	Jodie Simon Friedman
Title:	VP, General Counsel and Secretary

KIDS LINE, LLC
SASSY, INC.
I & J HOLDCO, INC.
LAJOBI, INC.
COCALO, INC.
RB TRADEMARK HOLDCO, LLC, each as a Borrower

By:	/s/ Jodie Simon Friedman
Name:	Jodie Simon Friedman
Title:	VP

[ SIGNATURE PAGE – WAIVER AND FOURTH AMENDMENT TO CREDIT AGREEMENT ]

SALUS CAPITAL PARTNERS, LLC,
as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Kyle Shonak
Name:	Kyle C. Shonak
Title:	Executive Vice President

By:	/s/ Jonas D.L. McCray
Name:	Jonas D.L. McCray
Title:	Senior Vice President

[SIGNATURE PAGE – WAIVER AND FOURTH AMENDMENT TO CREDIT AGREEMENT]

SALUS CLO 2012-1, LTD.,
as a Lender

By:	Salus Capital Partners II, LLC
Its:	Collateral Manager

By:	/s/ Daniel O’Rourke
Name:	Daniel O’Rourke
Title:	Chief Credit Officer

By:	Kyle C. Shonak
Name:	Kyle C. Shonak
Title:	EVP

[SIGNATURE PAGE – WAIVER AND FOURTH AMENDMENT TO CREDIT AGREEMENT]